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                                                                EXHIBIT 11.01

                             EPL Technologies, Inc.



                  Computation of Earnings per Common Share and
                    Fully diluted Earnings per Common Share



EPL TECHNOLOGIES, INC.

COMPUTATION OF LOSS PER COMMON SHARE AND
FULLY DILUTED LOSS PER COMMON SHARE
(in thousands except per share data)


                                                                  YEAR      YEAR      YEAR
                                                                  ENDED     ENDED     ENDED
                                                                  12/31/97  12/31/96  12/31/95
Net Loss                                                          $ (7,187) $ (4,296) $(3,320)
Deduct effect of 10% cumulative loss per computation                 1,167       999      314
                                                                  --------  --------  -------
Adjusted net loss for loss per share computation                  $ (8,354) $ (5,295) $(3,634)
                                                                  ========  ========  =======
Weighted average number of common shares outstanding                 8,373     7,437    4,656
                                                                  ========  ========  =======
Primary loss per share                                            $  (1.00) $  (0.71) $ (0.78)
                                                                  ========  ========  =======
Net loss for fully diluted loss per common share
computation                                                       $ (7,187) $ (4,296) $(3,320)
                                                                  ========  ========  =======
Weighted average number of common shares
outstanding                                                          8,373     7,437    4,656

Common share equivalent applicable to:
  Series A, convertible preferred stock                              1,540     1,751    2,136
  Series B, convertible preferred stock                                169       118
  Series C, convertible preferred stock                                 49
  Series D, convertible preferred stock                                178
  Series A, warrants                                                   100       128      157
  Series D, warrants                                                    28
  Other warrants                                                        96       243      706
  Stock options outstanding                                          1,574     1,196      746
  Less Common Stock acquired with net proceeds                         982       597    1,545
                                                                  --------  --------  -------
Weighted average number of common shares and
  common share equivalents used to compute fully
  diluted loss per share                                            11,125    10,276    6,856
                                                                  --------  --------  -------
Fully diluted loss per share                                      $  (0.65) $  (0.42) $ (0.48)
                                                                  ========  ========  =======